EXHIBIT 99.1


                      ITIS HOLDINGS ANNOUNCES COURT RULING


HOUSTON (July 10, 2003) - ITIS Holdings Inc. (OTCBB: ITHH), announced today that Judge Robert Carter issued an opinion dismissing the Company's claims of violations of federal and state securities regulations, stock manipulation, breach of contract, and tortious interference against Southridge Capital Management LLC, Stephen Hicks, Daniel Pickett, Christy Constabile, David Sims, Navigator Management Ltd., The Citco Group Limited, and Citco Trustees-Cayman Limited. The Company filed the claims in January 2001 seeking over $300 million in damages in connection with alleged manipulation of the company's stock in connection with a Convertible Stock Purchase Agreement.

Wes Christian, one of the attorneys for ITIS, said, "As officers of the court, we respect the order of any federal judge, including the order of Judge Robert
L. Carter dated July 7, 2003. However, we feel this sanction is inappropriate for the conduct alleged. We intend respectfully to pursue all legal and equitable remedies available to us. All legal pursuits have victories and defeats. This recent ruling will not deter our team of lawyers from pursuing justice for our clients, who we believe have been victims of the largest orchestrated commercial fraud in U.S. history."

"Naturally, we're very disappointed in the action of the court. It isn't clear whether the decision is immediately appealable or how it affects the defenses of ITIS and its directors to counter- claims by the defendants. Our lawyers are meeting regarding the best way to seek immediate redress of what we believe is a sanction inappropriate for the conduct alleged," said Hunter M. A. Carr, CEO of ITIS.

The case, one of several high-profile cases involving alleged manipulation of the stock of OTC Bulletin Board, Nasdaq, and Amex companies, is pending in New York and claims that Southridge Capital and others engaged in illegal manipulation of the common stock of ITIS by engaging in short sales in advance of and during the existence of a private placement of convertible preferred stock by ITIS with Southridge Capital. The companies complain that the alleged short sales manipulated their stock prices downward so that a greater number of shares were issuable upon conversion of the preferred shares.

ITIS is one of several companies that have been combating the growing abuse of short sales in the over-the-counter bulletin board, Nasdaq, and Amex markets, and the effect it has on investors in the markets. While short sales are legal if the seller borrows securities from another owner, some believe that market makers in the over-the-counter markets engage in a practice know as "naked short selling" in which the securities are either never borrowed or are resold numerous times. As a result of naked short sales, stock prices may be artificially depressed, because there is no limit on the number of shares available for sale at any time.


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"At our last two shareholder meetings, we received about 25 percent more proxies than issued shares. We believe the only way that can happen is if a market maker has sold the same shares to more than one person," said Carr.



ABOUT  ITIS  HOLDINGS  INC.

ITIS Holdings Inc. operates subsidiaries that provide litigation support (Litidex, which is building databases for stock manipulation cases being handled by Houston trial lawyer John M. O'Quinn) and that operate specialized medicine pharmacies through PharmHouse Inc., in addition to OnPoint Solutions, a developer of the Litidex(R) software, the RightScript (TM) software, and other software and hardware technologies. Subsidiary National Law Library Inc. receives royalties related to the sale of its legal databases.

Except for the historical information contained in this press release, certain statements in this release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of ITIS Holdings Inc. and/or its subsidiary companies to be materially different from those expressed or implied by such forward-looking statements. Such factors include: general economic and business conditions; competition; success of operating initiatives; development of capital and operating costs; market conditions; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; quality of management and other personnel; and government regulations. Other risk factors are listed in the most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.


CONTACT:

ITIS HOLDINGS INC., 10750 HAMMERLY BLVD., HOUSTON, TX 77043

CAROL WILSON, 281-600-6000 EXT. 520

carol.wilson@itisinc.com
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